AMHN, INC.

2010 INSIDER TRADING POLICY

I. INTRODUCTION

“Insider trading” refers generally to buying or selling a security, in breach of a fiduciary duty or other relationship of trust and confidence, while in possession of material, nonpublic information about the security. Insider trading violations may also include “tipping” such information, securities trading by the person “tipped,” and securities trading by those who misappropriate such information.

The scope of insider trading violations can be wide reaching. The Securities and Exchange Commission (the “SEC”) has brought insider trading cases against corporate officers, directors, and employees who traded the corporation’s securities after learning of significant, confidential corporate developments; friends, business associates, family members, and other “tippees” of such officers, directors, and employees who traded the securities after receiving such information; employees of law, banking, brokerage, and printing firms who were given such information in order to provide services to the corporation whose securities they traded; government employees who learned of such information because of their employment by the government; and other persons who misappropriated, and took advantage of, confidential information from their employers.

Consequently, an “insider” can include officers, directors, major stockholders and employees of an entity whose securities are publicly traded. In general, an insider must not trade for personal gain in the securities of that entity if that person possesses material, nonpublic information about the entity. In addition, an insider who is aware of material, nonpublic information must not disclose such information to family, friends, business or social acquaintances, employees or independent contractors of the entity (unless such employees or independent contractors have a position within the entity giving them a clear right and need to know), and other third parties. An insider is responsible for assuring that his or her family members comply with insider trading laws. An insider may make trades in the market or discuss material information only after the material information has been made public.

II. PENALTIES; SANCTIONS

General. Violation of the prohibition on insider trading can result in a prison sentence and civil and criminal fines for the individuals who commit the violation, and civil and criminal fines for the entities that commit the violation.

AMNN, Inc. (the “Company”) can be subject to a civil monetary penalty even if the directors, officers or employees who committed the violation concealed their activities from the Company.

Criminal Penalties. The maximum prison sentence for an insider trading violation is now 20 years. The maximum criminal fine for individuals is now $5,000,000, and the maximum fine for non-natural persons (such as an entity whose securities are publicly traded) is now $25,000,000.

Civil Sanctions. Persons who violate insider trading laws may become subject to an injunction and may be forced to disgorge any profits gained or losses avoided. The civil penalty for a violator may be an amount up to three times the profit gained or loss avoided as a result of the insider trading violation.

The Company (as well as other natural or non-natural persons who are deemed to be controlling persons of the violator) faces a civil penalty not to exceed the greater of $1,000,000 or three times the profit gained or loss avoided as a result of the violation if the Company knew or recklessly disregarded the fact that the controlled person was likely to engage in the acts constituting the insider trading violation and failed to take appropriate steps to prevent the acts before they occurred.

In addition, persons who traded contemporaneously with, and on the other side of, the insider trading violator may sue the violator and the controlling persons of the violator to recover the profit gained or loss avoided by the violator.

Bounties. The SEC is offering bounties to persons who provide information leading to the imposition of the civil penalty.

III. POLICY STATEMENT

Illegal insider trading is against the policy of the Company. Such trading can cause significant harm to the reputation for integrity and ethical conduct of the Company. Individuals who fail to comply with the requirements of this Insider Trading Policy are subject to disciplinary action, at the sole discretion of the Company, including dismissal for cause.

IV. WHAT IS MATERIAL, NONPUBLIC INFORMATION?

Nonpublic, or inside, information about the Company that is not known to the investing public may include, among other things, strategic plans; significant capital investment plans; negotiations concerning acquisitions or dispositions; major new contracts (or the loss of a major contract); other favorable or unfavorable business or financial developments, projections or prospects; a change in control or a significant change in management; impending securities splits, securities dividends or changes in dividends to be paid; a call of securities for redemption; and, most frequently, financial results.

All information about the Company is considered nonpublic information until it is disseminated in a manner calculated to reach the securities marketplace through recognized channels of distribution and public investors have had a reasonable period of time to react to the information. Generally, information which has not been available to the investing public for at least two (2) full business days is considered to be nonpublic. Recognized channels of distribution include annual reports, prospectuses, press releases, marketing materials, and publication of information in prominent financial publications, such as The Wall Street Journal.

Nonpublic information is material if it might reasonably be expected to affect the market value of the securities and/or influence investor decisions to buy, sell or hold securities. If a person feels the information is material, it probably is. Moreover, it should be remembered that plaintiffs who challenge and judges who rule on particular transactions have the benefit of hindsight.

If a person is in doubt as to whether information is public or material, that person should wait until the information becomes public, or should refer questions to Robin Tjon, who has been designated to act as the Compliance Officer (herein so called).

V. HANDLING OF INFORMATION

The Company’s records must always be treated as confidential. Items such as interim and annual financial statements, managed assets information and similar information are proprietary (that is, information pertaining to and used exclusively by the Company), and proprietary information must not be disclosed or used for any purpose other than for Company business. All Company policies and procedures designed to preserve and protect confidential information must be strictly followed at all times.

No director, officer or employee of the Company shall at any time make any recommendation or express any opinion as to trading in the Company’s securities.

Information learned about other entities in a special relationship with the Company, such as acquisition negotiations, is confidential and must not be given to outside persons without proper authorization.

All confidential information in the possession of a director, officer or employee is to be returned to the Company at the termination his or her relationship with the Company.

VI. TRADING IN THE COMPANY AND OTHER SECURITIES

General Rule. Directors, officers and employees of the Company shall not effect any transaction in the Company’s securities if they possess material, nonpublic information about the Company. This restriction generally does not apply to the exercise of stock options under the Company’s stock option or deferred compensation plans, but would apply to the sale of any shares acquired under such plans. The provisions set forth in this Paragraph VI and all other provisions of this Insider Trading Policy shall equally apply to the directors, officers and employees of any subsidiary of the Company, except as noted in the “Trading Window Periods” paragraph below.

Pre-Clearance by Compliance Officer. Every director, officer or employee of the Company shall advise the Compliance Officer before he or she effects any transaction in the Company’s securities. This shall be done by submitting a completed Trading Approval Form, attached as Exhibit A, to the Compliance Officer. The Compliance Officer shall advise such director, officer or employee whether the proposed transaction is permissible under this Insider Trading Policy by making the appropriate indication and countersigning the Trading Approval Form.

Trading Window Periods. Investment by the Company’s directors, officers or employees in Company securities is encouraged, so long as such persons do not purchase or sell such securities in violation of this Insider Trading Policy. In furtherance of the goals underlying the Company’s Insider Trading Policy, the Company’s directors, officers (those required to make filings under Section 16 of the Securities Exchange Act of 1934) and all employees at the Vice President level and above, as well as all employees in the accounting group are prohibited from buying or selling Company securities at all times, except during the period extending from the third (3rd) through the thirteenth (13th) business day following the release of the Company’s earnings for the immediately preceding fiscal period to the public (the “Trading Window Period”). The prohibition on trading in Company securities by such persons at all times other than the Trading Window Period is designed to prevent any inadvertent trading by such persons in the Company’s securities during times when there may be material financial information about the Company that has not been publicly disclosed. The grant or exercise of stock options to purchase the Company’s stock is permitted outside Trading Window Periods (although any sale of such stock outside Trading Window Periods is prohibited unless such sale is made pursuant to an approved Rule 10b5-1 Trading Plan, as discussed below).

Black-out Communications. In addition to the foregoing restrictions, the Company reserves the right to issue “black-out notices” to specified persons when material, nonpublic information exists. Any person who receives such a notice shall treat the notice as confidential and shall not disclose its existence to anyone else.

Trading in Securities of Other Entities. In addition, no director, officer or employee of the Company shall effect any transaction in the securities of another entity, the value of which is likely to be affected by actions of the Company that have not yet been publicly disclosed. Please note that this provision is in addition to the restrictions on trading in securities of other entities set forth any Code of Ethics of the Company.

Applicability to Family Members. The foregoing restrictions on trading are also applicable to family members’ accounts, accounts subject to the control of personnel subject to this Insider Trading Policy or any family member, and accounts in which personnel subject to this Insider Trading Policy or any family member has any beneficial interest, except that the restrictions on trading do not apply to accounts where investment decisions are made by an independent investment manager in a fully discretionary account. Personnel subject to this Insider Trading Policy are responsible for assuring that their family members comply with the foregoing restrictions on trading. For purposes of this Policy, “Family Members” include one’s spouse and all members of the family who reside in one’s home.

Rule 10b5-1 Trading. Notwithstanding the restrictions stated in this Paragraph VI, such restrictions shall not apply to purchases or sales of securities of the Company made by the persons covered hereby who have entered into a written trading plan that complies with Rule 10b5-1 of the Exchange Act and has been approved by the Compliance Officer.

VII. INVESTIGATIONS; SUPERVISION

If any person subject to this Insider Trading Policy has reason to believe that material, nonpublic information of the Company has been disclosed to an outside party without authorization, that person should report this to the Compliance Officer immediately.

If any person subject to this Insider Trading Policy has reason to believe that an insider of the Company or someone outside of the Company has acted, or intends to act, on inside information, that person should report this to the Compliance Officer immediately.

If it is determined that an individual maliciously and knowingly reports false information to the Company with intent to do harm to another person or the Company, appropriate disciplinary action will be taken according to the severity of the charges, up to and including dismissal. All such disciplinary action will be taken at the sole discretion of the Company.

VIII. LIABILITY OF THE COMPANY

The adoption, maintenance and enforcement of this Insider Trading Policy is not intended to result in the imposition of liability upon the Company for any insider trading violations where such liability would not exist in the absence of this Insider Trading Policy.

Questions. All questions regarding this Insider Trading Policy should be directed to Robin Tjon, who has been designated to act as the Compliance Officer.

This Policy pertains to the 2010 calendar year and supersedes any previous policy of the Company concerning insider trading.

CONFIRMATION

[To be signed by members of the Board of Directors and Company employees that are Vice President or above and accounting personnel]

I HEREBY ACKNOWLEDGE THAT I HAVE RECEIVED, HAVE READ AND UNDERSTAND THE FOREGOING POLICIES OF THE COMPANY.

Date:
Signature

Print Name

EXHIBIT A

Submitted Pursuant to:

AHMN, INC. INSIDER TRADING POLICY

PRE-CLEARANCE TRADING APPROVAL FORM

I,                                      (name), seek pre-clearance to engage in the transaction described below:

Acquisition or Disposition (circle one)

Name:

Account Number:

Date of Request:

Amount or # of Shares:

Broker:

I hereby certify that, to the best of my knowledge, the transaction described herein is not prohibited by the Insider Trading Policy.

Signature:	Print Name:

Approved or Disapproved (circle one)

Date of Approval:

Signature:	Print Name:

Compliance Officer Approval:

If approval is granted, you are authorized to proceed with this transaction for immediate execution, but only within the current Trading Window Period for all directors, officers (those required to make filings under Section 16 of the Securities Exchange Act of 1934), employees that are Vice President or above, and accounting personnel.